EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the incorporation by reference into the Registration Statement on Form S-3 of our report dated February 25, 2005 on our audits of the financial statements of Delcath Systems, Inc. as of December 31, 2004 and for each of the years in the two-year period ended December 31, 2004 and for the period from August 5, 1988 (inception) to December 31, 2004 included in the Annual Report on Form 10-KSB for the year ended December 31, 2004. We also consent to the reference to our firm under the caption "Experts" included in the Registration Statement on Form S-3 referred to above.


    /s/ EISNER LLP
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Eisner LLP


New York, NY
August 17, 2005